Exhibit 10.1
June 14, 2010
Quiksilver, Inc.
Quiksilver Americas, Inc.
Mountain & Wave S.à r.l.
c/o Quiksilver, Inc.
15202 Graham St.
Huntington Beach, CA 92649
Re: Exchange of Existing Debt for Common Stock
     Reference is made to the $125,000,000 Senior Secured Term Loan Facility entered into as of July 31, 2009 among Rhône Group L.L.C., as Administrative Agent (“Rhône”), Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P. (collectively, the “Lenders”), Quiksilver, Inc. (“QS”) and Quiksilver Americas, Inc. (the “US Borrower”) and the €20,000,000 Senior Secured Term Loan Facility entered into as of July 31, 2009 among Rhône, the Lenders, QS and Mountain & Wave S.à r.l. (the “European Borrower” and, together with the US Borrower, the “Borrowers”).
     Rhône, the Lenders, QS and the Borrowers (collectively, the “Parties”) hereby agree to undertake the Exchanges (as defined in Annex A hereto) and related transactions set forth in Annex A hereto on the terms, and subject to the conditions, set forth in Annex A (the “Term Sheet”).
     The Parties shall promptly following the date hereof negotiate in good faith the definitive Exchange Agreement and Stockholders Agreement (each as defined in Annex A hereto), consistent with the Term Sheet.
Expenses and Indemnification
     QS and the Borrowers shall, jointly and severally, reimburse Rhône from time to time following written demand promptly, and in any event within 10 business days following written demand, for all reasonable out-of-pocket and documented fees and expenses previously and hereafter incurred in connection with this Letter Agreement and the transactions contemplated herein (including without limitation reasonable fees and expenses of counsel (it being understood that QS shall not be liable for the fees and expenses of more than one counsel)), whether or not the Exchanges are consummated or definitive agreements are executed, and including all costs and expenses that Rhône incurs in connection with the enforcement of any rights and remedies under this Letter Agreement and the transactions contemplated hereby.
     QS and the Borrowers shall, jointly and severally, indemnify and hold harmless Rhône, the Lenders, and each of their respective agents, attorneys, accountants, advisors, consultants,

directors, officers, employees, partners, affiliates and other representatives (each, an “Indemnified Party”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, damages, losses, costs, liabilities and expenses of any kind or nature whatsoever that may be incurred by or asserted or awarded against any Indemnified Party as a result of or arising out of or in connection with or by reason of any matters contemplated by this Letter Agreement or any related transaction. Notwithstanding the foregoing, QS’s and each Borrower’s obligation to indemnify any Indemnified Person hereunder does not extend to any loss, claim, damage, expense or liability found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. QS and each Borrower also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to such Borrower, or such Borrower’s subsidiaries or affiliates or to such Borrower’s or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. Rhône and each Lender agree that neither QS nor any Borrower shall have any liability for any special, indirect, consequential or punitive damages incurred by any Indemnified Party.
     The expense reimbursement and indemnification provisions contained in this Letter Agreement shall be superseded by the applicable provisions in the definitive Exchange Agreement and Stockholders Agreement and shall be of no further force and effect upon the execution of the definitive documentation.
Miscellaneous
     THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND THE NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B). Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, the Letter Agreement or the performance of services hereunder.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY SUCH SUIT, ACTION, OR PROCEEDING AMONGST OR BETWEEN PARENT OR ANY BORROWER AND RHÔNE OR ANY LENDER.
     This Letter Agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Parties. This Letter Agreement is intended to bind and inure to the benefit of the Parties. This Letter Agreement is solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties, their affiliates to the extent expressly provided in this Letter Agreement and the Indemnified Persons.

     This Letter Agreement (including the Term Sheet) sets forth the entire agreement between the Parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. If any provision of this Letter Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Letter Agreement will not in any way be affected or impaired thereby.
     If the foregoing is in accordance with QS’s and the Borrowers’ understanding of the Parties’ agreement, please sign this Letter Agreement in the space indicated below and return it to Rhône at the address set forth below. Either Party may terminate the rights and obligations of the Parties under each of the second and third paragraphs of this Letter Agreement in the event the Parties fail to execute the Exchange Agreement prior to 5:00 p.m., New York time, on June 30, 2010, provided that no Party may terminate such rights and obligations of the Parties if such Party is in breach of this Letter Agreement. This Letter Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Letter Agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by electronic transmission shall be as effective as delivery of an original executed counterpart of this Letter Agreement.
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     We look forward to working with you on this transaction and continuing our mutually beneficial relationship.

RHÔNE Group L.L.C.

By:	/s/ M. Allison Steiner

Name: M. Allison Steiner
Title: CAO & General Counsel

To:	Rhône Group L.L.C. 630 Fifth Avenue, 27th Floor New York, NY 10111

ROMOLO HOLDINGS C.V.

By:	/s/ Baudoin Lorans

Name: Baudoin Lorans
Title: Authorized Signatory

TRITON SPV L.P.

By:	Triton GP SPV LLC, as General Partner

By:	/s/ Baudoin Lorans

Name: Baudoin Lorans
Title: Authorized Signatory

TRITON ONSHORE SPV L.P.

By:	Triton GP SPV LLC, as General Partner

By:	/s/ Baudoin Lorans

Name: Baudoin Lorans
Title: Authorized Signatory

TRITON OFFSHORE SPV L.P.

By:	Triton GP SPV LLC, as General Partner

By:	/s/ Baudoin Lorans

Name: Baudoin Lorans
Title: Authorized Signatory

TRITON COINVESTMENT SPV L.P.

By:	Triton GP SPV LLC, as General Partner

By:	/s/ Baudoin Lorans

Name: Baudoin Lorans
Title: Authorized Signatory

The foregoing is agreed to and accepted this day of June, 2010

QUIKSILVER, INC.

By:	/s/ Charles S. Exon

Name: Charles S. Exon
Title: Chief Administrative Officer

QUIKSILVER AMERICAS, INC.

By:	/s/ Charles S. Exon

Name: Charles S. Exon
Title:

MOUNTAIN & WAVE S.À R.L.

By:	/s/ Charles S. Exon

Name: Charles S. Exon
Title: Type A Manager

Annex A
QUIKSILVER, INC.
COMMON STOCK EXCHANGE TERM SHEET

Parties:	Rhône Group L.L.C. (“Rhône”); Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P. (collectively, the “Lenders”); Quiksilver, Inc. (“QS”); Quiksilver Americas, Inc. (the “US Borrower”); and Mountain & Wave S.à r.l. (the “European Borrower” and, together with the US Borrower, the “Borrowers”).

Proposed Transactions:	Exchange (the “First Exchange”) of $75,000,000 of the principal amount of the $125,000,000 Senior Secured Term Loan Facility entered into as of July 31, 2009 among Rhône, the Lenders, QS and the US Borrower (the “US Term Loan”) and the €20,000,000 Senior Secured Term Loan Facility entered into as of July 31, 2009 among Rhône, as Administrative Agent, the Lenders, QS and the European Borrower (the “European Term Loan” and, together with the US Term Loan, the “Term Loans”), such First Exchange to be applied on a pro rata basis with respect to the principal amounts outstanding under the US Term Loan and European Term Loan, for a number of shares of common stock, par value $0.01 per share, of QS (the “Common Stock”) based on the ratio set forth under “Exchange Ratio”. In addition, the Borrowers will have the option, exercisable for a period of 60 days from the date the parties enter into the agreement (the “Exchange Agreement”) to effect the First Exchange, to require the Lenders to exchange all or a portion (as specified by the Borrowers) of the remaining principal amount of the Term Loans for Common Stock at the Exchange Ratio (such second exchange is referred to as the “Standby Exchange” and the Standby Exchange and the First Exchange are referred to as the “Exchanges”), provided that the number of shares of Common Stock issuable upon exercise of the Standby Exchange shall not result in a change of control under the debt agreements. For the avoidance of doubt, references to principal amount in this Term Sheet shall include all accrued payment-in-kind interest on the Term Loans.

In the event that immediately following the closing of the Exchanges, $30,000,000 or less in aggregate principal amount of the Term Loans remains outstanding, Rhône, the Lenders and the Borrowers agree to modify Section 7.14(a) of each of the credit agreements governing the Term Loans so as to replace the tables therein with the following:

Measurement Period	Americas Consolidated
Ending	EBITDA
January 31, 2010	$20,000,000
April 30, 2010	$20,000,000
July 31, 2010	$18,000,000
October 31, 2010	$24,000,000
January 31, 2011	$27,000,000
April 30, 2011	$30,000,000
July 31, 2011	$33,000,000
October 31, 2011	$39,000,000
January 31, 2012	$42,000,000
April 30, 2012	$45,000,000
July 31, 2012	$48,000,000
October 31, 2012 and the last day	$51,000,000
of each Fiscal Quarter thereafter

Exchange Ratio:	$4.50 per share (the “Exchange Ratio”).

Closing Date of Exchanges:	With respect to the First Exchange, the later of (i) August 1, 2010 and (ii) two business days following satisfaction of the conditions to closing the First Exchange set forth under “Closing Conditions”. With respect to the Standby Exchange, the latest of (i) August 1, 2010, (ii) two business days following satisfaction of the conditions to closing the Standby Exchange set forth under “Closing Conditions” and (iii) five business days following notice by the Borrowers to the Lenders that they are exercising their option with respect to the Standby Exchange.

Closing Conditions:	With respect to each of the Exchanges:

•     Receipt within 90 days of the date of the Exchange Agreement of the approvals to effect each of the First Exchange and the Standby Exchange by QS’s stockholders, as required pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual.

•     Expiration or termination of the waiting period and any extension of such period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), applicable to the

Exchanges.

•     Negotiation, execution and delivery of the Exchange Agreement and the Stockholders Agreement (as set forth under “Registration Rights”) by QS and Rhône, and the Lenders consistent with this Term Sheet and customary for a transaction of this type.

•     Other customary closing conditions, including, without limitation, delivery of the Common Stock being issued to the Lenders in such Exchange; delivery to the Lenders of a customary legal opinion of QS’s outside legal counsel (which opinion shall be subject to customary limitations, exceptions, assumptions and qualifications and shall be limited to the following matters: the due authorization, execution and delivery of each of the Exchange Agreement and the Stockholders Agreement; enforceability of each of the Exchange Agreement and the Stockholders Agreement; the valid issuance of the Common Stock; the valid existence and good standing of QS; and execution and delivery of the Exchange Agreement and the Stockholders Agreement and the consummation of the transactions contemplated thereby do not (i) constitute a violation of, or a default under, the material contracts filed as Exhibits 4.1, 10.11, 10.12, 10.13 and 10.16 to QS’s Form 10-K for the fiscal year ended October 31, 2009, (ii) result in a change of control under the material contracts filed as Exhibits 4.1 and 10.13 to such Form 10-K (subject to (A) the accuracy of the representation and warranty made by Rhone and the Lenders in the Exchange Agreement as to the number of shares of Common Stock that Rhone and its affiliates (including the Lenders) collectively beneficially own or have the right to acquire and (B) an officer’s certificate from QS as to the beneficial ownership of Rhone and its affiliates (including the Lenders) (expressed as a percentage) based on the information provided in clause (A) and in the case of Exhibit 4.1, the number of outstanding shares of Voting Stock (as determined in accordance with and as defined in the Indenture (defined below)) of QS and in the case of Exhibit 10.13, based on the number of outstanding equity interests of QS entitled to vote for members of the Board on a fully-diluted basis (as determined in accordance with and as defined in the agreement filed as Exhibit 10.13), in each case, such outstanding number to be provided by QS, or (iii) violate or conflict with or result in any contravention of the DGCL, the laws of the State of New York or the laws of the State of California); delivery of officers’ certificates (including attestation as to all customary representations and warranties in the Exchange Agreement as of closing of the First Exchange and the Standby Exchange, as applicable); payment of all amounts set forth under “Fees and Expenses” due at the time of closing of such Exchange; and such other customary matters reasonably requested by the Lenders.

With respect to the Standby Exchange, receipt by Rhône within 60 days of the date of the Exchange Agreement of an irrevocable, written notice from QS indicating that QS has elected to undertake the Standby Exchange.

Termination Fee:	In the event the First Exchange fails to close due to (i) the failure to obtain stockholder approval of the First Exchange and QS prepays any portion of the outstanding principal amount of the Term Loans within 6 months from the failure to obtain such stockholder approval, (ii) the Board changes its recommendation to the stockholders with respect to the Exchanges, or (iii) a material breach by QS of its obligations under the Exchange Agreement as set forth under “QS’s Obligations under the Exchange Agreement”, QS shall pay a termination fee to Rhône, as agent for the Lenders, in an aggregate amount equal to $10.0 million. Rhône, as agent for the Lenders, will not be entitled to receive a termination fee under any other circumstances and the termination fee shall be the exclusive remedy of Rhône, as agent for the Lenders, as a result of a termination of the Exchange Agreement by QS or Rhône and the Lenders.

QS’s Obligations under the Exchange Agreement:	QS’s obligations under the Exchange Agreement will include, without limitation, using its reasonable best efforts to:

• promptly prepare and file with the SEC a proxy statement seeking stockholder approval of the Exchanges;

• respond as promptly as reasonably practicable to any comments of the SEC with respect to the proxy statement and to cause the definitive proxy statement to be filed with the SEC and mailed to QS’s stockholders as promptly as reasonably practicable;

• hold a special meeting of QS’s stockholders for the purpose of obtaining stockholder approval of the Exchanges no later than 90 days after the date of the Exchange Agreement;

•     solicit from QS’s stockholders proxies in favor of the approval of the Exchanges, including the unanimous recommendation by the Board (other than the Rhône directors, who will abstain from all discussion and voting with respect to the Exchanges) to the stockholders to vote in favor of the Exchanges;

•     take all other actions reasonably necessary or advisable to secure the affirmative vote of QS’s stockholders required by the DGCL, the bylaws or certificate of incorporation of QS, the Exchange Agreement or the Stockholders Agreement, and the rules and regulations of the NYSE, to obtain the approval of the Exchanges; and

• subject to satisfaction of the conditions to closing, consummate the First Exchange.

Limitations on Transfer:	No transfers of the Common Stock acquired in the Exchanges without the prior written consent of QS, other than Permitted Transfers.

“Permitted Transfer” shall mean any transfer (i) to an affiliate of Rhône (which shall include any Rhône-controlled entity) or in a pro rata distribution to the partners of a Rhône-controlled fund, (ii) in an underwritten public offering, other broad distribution sale (including Rule 144) or open-market transaction, (iii) to any person in connection with an offer by such person to purchase 100% of the Common Stock then outstanding or (iv) to any person of a number of shares of Common Stock issued pursuant to the Exchanges representing no greater than 15% of the then-outstanding Common Stock.

Registration Rights:	At the closing of the First Exchange, QS and the Lenders to enter into a stockholders agreement (the “Stockholders Agreement”) providing (i) that the Warrant and Registration

Rights Agreement, dated July 31, 2009, among QS, the Lenders as the Initial Warrant Holders and Rhône Capital III L.P. (the “Warrant Agreement”), is amended such that (x) any shares of Common Stock issuable pursuant to the Exchanges and any shares of Common Stock or options exercisable for shares of Common Stock issued to any Rhône-designated directors shall be considered Registrable Securities (as defined in the Warrant Agreement) and (y) Section 4.1(b) shall provide for five Demand Registrations (as defined in the Warrant Agreement) and (ii) for supplemental demand registrations specified under “Board Representation” that shall provide for registration rights in respect of the Common Stock being issued in the Exchanges on the same basis as set forth in the Warrant Agreement.

Standstill Agreement:	Stockholders Agreement to provide that, until the date on which Rhône and its affiliates cease to beneficially own, or have the right to acquire, collectively, 20% of the Common Stock on a fully-diluted basis, Rhône and its affiliates will not, directly or indirectly (other than with the prior approval of the independent directors of the Board of Directors of QS (the “Board”) or pursuant to a Permitted Transaction), (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in, (x) any acquisition of additional shares of Common Stock (or beneficial ownership thereof) or securities that are, on their terms, convertible or exchangeable for shares of Common Stock or options, rights or warrants to acquire shares of Common Stock (or beneficial ownership thereof) if, as a result of any such acquisition, Rhône and its affiliates (including the Lenders) would “beneficially own” more than 34.99% of the “total voting power” of the “Voting Stock” (such terms to be defined in a manner consistent with the Indenture dated July 22, 2005 in respect of the 6 7/8% Senior Notes due 2015 (the “Indenture”)); (y) any tender or exchange offer or merger involving QS; or (z) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or written consents with respect to any voting securities of QS, in each case in order to elect directors to the Board (other than any solicitation of proxies to elect any director that Rhône is entitled to designate as set forth under “Board Representation”, but who has not been nominated by the Board and/or elected by the stockholders); or

(ii) join, form or participate in any “group” within the

meaning of Section 13(d), if such group would, as a result, own more than 34.99% of the Common Stock (calculated as set forth in clause (i)(x) above); provided that such standstill agreement shall terminate in its entirety upon the occurrence of a change of control under the Indenture or any other material debt agreement with a change of control trigger (other than as a result of Rhône breaching its obligations under the standstill agreement).

“Permitted Transaction” shall mean (i) any acquisition by Rhône or any affiliate of Rhône (including, for this purpose, any partner or employee of Rhône then serving on the Board) directly from QS and (ii) any acquisition made pursuant to a tender or exchange offer made to all of QS’s stockholders.

Preemptive Rights:	So long as the Lenders continue to own at least 50% of the shares of Common Stock issued to the Lenders on the closing of the First Exchange, the Stockholders Agreement shall provide the Lenders with preemptive rights, subject to customary exceptions, allowing them to maintain their proportionate ownership interest in QS based on the number of shares of Common Stock outstanding immediately prior to such issuance, without giving effect to any Warrants held by the Lenders. The Lenders shall waive their respective preemptive rights under Section 5.6 of the Warrant Agreement with respect to the first underwritten public offering of Common Stock, if any, occurring prior to September 30, 2010 with gross proceeds of no more than $115 million, and the shares of Common Stock issuable in the Exchanges. For the avoidance of doubt, the preemptive rights set forth in Section 5.6 of the Warrant Agreement shall otherwise remain in effect.

Additional Rights:	So long as the Lenders’ continue to own at least 50% of the shares of Common Stock issued on the closing of the First Exchange, Stockholders Agreement shall provide for (i) the same information rights as set forth in Sections 6.01(a) through 6.01(d) of the credit agreement governing the US Term Loan, (ii) provisions equivalent to Sections 4.11 (Rule 144 reporting) and 5.8 (Issuances to affiliates) of the Warrant Agreement and (iii) subject to exceptions for bona fide underwritten public offerings and issuances of Excluded Securities (as defined in the Warrant Agreement), consent rights with respect to any issuance of Common Stock by QS at a price less than the lower of (A) the Exchange Ratio and (B) the fair market value of the

Common Stock. None of the rights or obligations under the Stockholders Agreement shall apply to any transferee (other than an affiliate of Rhône or the Lenders) to whom shares of Common Stock are transferred by the Lenders.

Board Representation:	Rhône shall be entitled to designate two directors who shall be appointed to the Board, provided that (i) as of the date on which the holders of the Common Stock received in the Exchanges have sold 33 1/3% of such Common Stock to any persons other than affiliates, then Rhône shall be entitled to designate one director who shall be appointed to the Board, and (ii) as of the date on which the holders of the Common Stock received in the Exchanges have sold 66 2/3% of such Common Stock to any persons other than affiliates, then the right of Rhône to designate directors shall terminate. Notwithstanding the above, for so long as any directors have been appointed to, and sit on, the Board pursuant to the Warrant Agreement, then such directors shall be counted as directors designated by Rhône in satisfaction of its rights hereunder.

If QS fails to nominate or vote its proxies in favor of, or QS’s stockholders fail to elect, any director proposed by Rhône pursuant to the rights set forth in the immediately preceding paragraph, then the standstill rights set forth above under “Standstill Agreement” shall terminate and Rhône shall be entitled to two supplemental demand registrations.

Fees and Expenses:	QS will pay all reasonable and documented out-of-pocket costs and expenses associated with the Exchanges (including, without limitation, the filing fees in connection with all necessary notifications and other filings under the HSR Act). Any other expenses for which reimbursement is sought (except for expenses subject to reimbursement under the credit agreements governing the Term Loans) shall be subject to the approval of the Board. For the avoidance of doubt, nothing under “Fees and Expenses” shall amend the obligations of QS under the credit agreements governing the Term Loans.

In addition, upon the closing of each of the First Exchange and the Standby Exchange, QS shall pay Rhône, as agent for the Lenders, an exchange fee equal to 4.75% of the principal amount of the Term Loans subject to such Exchange.

Upon the closing of each of the First Exchange and the

Standby Exchange, QS shall pay the Lenders all accrued interest on the principal amount of the Term Loans subject to such Exchange through the date of such Exchange and all other fees then due under Sections 2.05(a), 2.09(a) and 2.09(b) of the credit agreement governing the US Term Loan.

Governing Law:	New York.